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INTERACTIVE GAME DEVELOPMENT AGREEMENT FOR ENHANCED TV

    THIS INTERACTIVE GAME DEVELOPMENT AGREEMENT FOR ENHANCED TV (the "Agreement"), is made as of this 18 day of October, 2000, by and between the Public Broadcasting Service ("PBS"), a District of Columbia non-profit corporation doing business at 1320 Braddock Place, Alexandria, Virginia 22314, and Twin Entertainment Inc. ("Twin"), a Delaware corporation doing business at 4929 Wilshire Blvd, Suite 930, Los Angeles, CA 90010.

Recitals

    1.  Twin has specialized expertise in and knowledge of real-time end-to-end Enhanced TV (defined in Section 1.2) services, in particular, the development and simultaneous delivery of live interactive Enhanced TV games across multiple platforms, based upon industry standard set-top boxes and middleware operating systems.

    2.  PBS desires to retain the services of Twin to develop multi-platform formats and content versions of a Walled Garden Interactive ETV Game (defined in Section 1.16) and a Program Synchronous Interactive ETV Game (defined in Section 1.10) based upon content from two PBS television programs that is licensed from Producers (defined in Section 1.9) to PBS and distributed by PBS as part of its ETV Trials.

    3.  In furtherance of this objective and upon other terms and conditions set forth below, Twin will develop the Interactive Game Applications and provide the Services set forth in this Agreement to PBS, in consideration for PBS providing certain in-kind compensation which includes licensing the ETV Content and the PBS Logo to Twin and providing Twin with promotional assistance described in Section 5 of this Agreement.

    NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for good and valuable consideration, the parties hereto agree as follows:

TERMS AND CONDITIONS

    1.  Definitions.

      1.1 "ATVEF" is an abbreviation for Advanced Television Enhancement Forum, and shall mean the content emission protocol, as specified in ATVEF specification 1.1r26 and subsequent industry standard version updates for program-synchronous and program-asynchronous enhancements that are sent to an Enhanced TV viewer's set-top box or DTV-PC and enable interaction with HTML-based content that may be synchronized to the program itself and displayed in a wrap-around or picture-in-picture onscreen environment.

      1.2 "Enhanced TV" or "ETV" shall mean those portions of broadcast television, cable or satellite services that include "program synchronous" and "walled garden" content for viewing and access by the services' viewers.

      1.3 "Episodes" shall mean the regularly scheduled content and technical refreshments to the Interactive Game Applications developed by Twin in accordance with this Agreement.

      1.4 "ETV Content" shall mean the content either licensed from a program producer by PBS for distribution by PBS (including initially the "ZOOM" trademark and "ZOOM" program content) or owned by PBS, that PBS shall distribute to certain cable and satellite service providers for the ETV Trials.

      1.5 "ETV Trials" shall mean the limited distribution relationship between PBS and certain cable and satellite platforms to deliver enhanced content and applications.

      1.6 "Existing Twin Game Code"' shall mean the source code and object code for now-existing Twin game applications, identified on Schedule 1 attached hereto, and source code and object code hereafter developed by Twin outside the scope of this Agreement or acquired by Twin from a third party.

      1.7 "Interactive Game Applications" shall collectively mean the Program Synchronous Interactive ETV Game and Walled Garden Interactive ETV Game developed by Twin in accordance with this Agreement, consisting of the ETV Content, Derivative Works, Proprietary Materials, PBS Version Game Code, Existing Twin Game Code and Twin Back-End Game Code.

      1.8 "PBS Version Game Code" shall mean the source code and object code, including documentation to guide PBS in porting such code to a third-party interactive TV platform, developed by Twin for the Interactive Game Applications, but excluding the Existing Twin Game Code, the Twin Infrastructure and the Twin Back-End Code.

      1.9 "Producer" shall mean a PBS program producer with whom PBS has reached an agreement to license program-related content and/or develop and distribute an interactive game for ETV.

      1.10 "Program Synchronous Interactive ETV Game" shall mean ATVEF compliant and/or OpenTV compliant interactive ETV games in which the enhancements are synchronized with and displayed as an overlay or wrap-around to the broadcast program itself.

      1.11 "Project Problem" shall mean any error or any other problem or circumstance encountered by Twin or PBS which in Twin's or PBS's judgment might prevent Twin or PBS from meeting a delivery date for a Deliverable or cause any increase in the estimated cost of an Interactive Game Application.

      1.12 "Service Operator" shall mean a cable operator or satellite operator that PBS or Twin has entered into an agreement with to distribute certain ETV Content and/or interactive games.

      1.13 "Two Way Authoring Technology" shall mean all technology required to author, test and independently manage content for the Interactive Game Applications on Twin-enabled platforms, including but not limited to the Two Way TV Central Computer System (CCS) Toolset, consisting of the Mission Control (defined in Section 15), the Content Creation Tool (defined in Section 15), the Authoring Tools (the application authoring tools), the LIPS Tools (the Windows NT-based tools used to support real time applications) and a universal tool (the tool which provides generic live application support), that enables the initiation and management of the Interactive Game Applications.

      1.14 "Twin Back-End Game Code" shall mean the source code and object code that comprise the library calls to a Twin-enabled platform to manage the return path, game scores and leaderboard of an Interactive Game Application.

      1.15 "Twin Infrastructure' shall mean a suite of software programs designed to create, distribute and manage content and broadcast platforms for interactive TV, and is comprised of (i) the Broadcast CCS Application (the core server program which manages and controls all other components of the Twin Infrastructure); (ii) the Scheduling Facility (schedules applications for broadcast at a specific time); (iii) the Network Interface (the software interface from the Twin Infrastructure to external broadcast mechanisms such as OpenTV Openstreamer and Liberate Technologies Media Cast); (iv) the Broadcast Facility (manages the separation of real-time data feeds from applications); (v) the Set-Top Box Engines (resident in target set-top boxes, these software modules trigger and control the applications and deliver real-time data to applications running in set-top boxes); (vi) the Content Creation Tool (the template-based interactive TV content preparation tool); (vii) the Library Agent (responsible for uploading broadcast-ready applications to the Broadcast CCS Application for rehearsal and subsequent broadcast); (viii) the Schedule Editor (a tool designed to manage and change scheduling information within the Scheduling Facility); (ix) the Mission Control (a tool used to manually release applications for broadcast and to manage the play-out of applications from the CCS); (x) the Carousel Manager (a tool used to control broadcast bandwidth) and (xi) the CCS Monitor (a tool used to interrogate and managed the Broadcast CCS Application for diagnostic purposes).

      1.16 "Walled Garden Interactive ETV Game" shall mean the stand-alone interactive game based upon a broadcast program, but made available independently of the broadcast and accessed by a television viewer within a closed environment of information services managed by the Service Operator and displayed either full-screen or picture-in-picture.

    2.  Development, Delivery and Acceptance

      2.1  Development.

        (a) During the Term (defined in Section 13), Twin shall develop (i) a Walled-Garden Interactive ETV Game based upon the PBS program ZOOM that is formatted according to the technical specifications of Liberate's Variety Pack platform and two (2) other "walled garden" platform designated by PBS and agreed upon by Twin, such agreement not to be unreasonably withheld, and at least twenty-six (26) and up to fifty-two (52) Episodes of such game, in accordance with the specifications (the "Specifications") set forth in the statement of work attached hereto as Exhibit A (the "Statement of Work"), and (ii) a Program Synchronous Interactive ETV Game based upon another PBS program formatted for two ATVEF-capable middleware platforms (including but not limited to Liberate TV Navigator 1.2 Spyglass Device Mosaic Browser and/or MicrosoftTV 1.0) designated by PBS and agreed upon by Twin, such agreement not to be unreasonably withheld, and one non-ATVEF middleware platform, OpenTV, and at least twenty-six (26) and up to fifty-two (52) Episodes of such game, in accordance with the Specifications.

        (b) PBS and Twin will mutually agree upon the development platforms for the Interactive Game Applications prior to completion of development of a particular Interactive Game Application. If a platform does not exist to support a Program Synchronous Interactive ETV Game at the time Twin is developing such game in accordance with the deliverables schedule (the "Schedule") set forth in the Statement of Work, PBS and Twin will mutually agree upon revisions to the Schedule to provide for the later development and delivery of such game.

      2.2  Delivery.  Twin shall deliver the Interactive Game Applications in accordance with the Schedule.

      2.3  Review.  Upon receipt of a Deliverable (as defined in the Statement of Work), PBS shall promptly review such Deliverable in order to ascertain its conformance with the Specifications. PBS may, in writing, reject a Deliverable only if the Deliverable fails to conform to the Specifications and/or PBS exercises its editorial control as described in Section 11 of this Agreement (a "Non-Conformity"). Any Non-Conformities in a Deliverable must be reasonably specified by PBS, and shall be promptly corrected by Twin (a "Correction"). Corrections shall also be subject to acceptance or rejection for Non-Conformities pursuant to this Section 2.3 and Section 2.4.

      2.4  Acceptance.  "Acceptance" or "Accepted" means PBS's failure to reject a Deliverable or a Correction, pursuant to Section 2.3 within seven (7) days of PBS's receipt of such Deliverable or Correction, or PBS delivery to Twin of an express written notice of acceptance of a Deliverable prior to the expiration of such seven (7) day period. After Acceptance of a Deliverable, PBS may not reject a later Deliverable, which incorporates a previously accepted Deliverable, on the basis of any element of that previously accepted Deliverable.

      2.5  Project Management.  In carrying out their respective responsibilities under this Agreement, Twin will work with Tom DiGiovanni, Director of Enhanced Programming, PBS Online, or the person or persons designated by him, and PBS will work with Darryl Hooks, Head of U.S. Content, Twin, or the person or persons designated by him (each, a "Project Manager"). The Project Managers shall be the primary points of contact for inquiries and requests, and each Project Manager shall provide the other with such information and assistance as may be reasonably requested by the other from time to time for the purpose of implementing and performing under this Agreement. Either party may change its designated Project Manager from time to time by giving the other party written notice of such change. The Project Managers, and their representatives designated to the other party in writing, shall be deemed to have the sole authority to issue, execute, receive, grant and provide any and all approvals, requests, notices and other communications permitted or required hereunder or requested by the other party.

      2.6  Progress Reports.  Twin shall provide PBS with periodic progress reports specifying in reasonable detail any Project Problems encountered by Twin.

      2.7  Modification of Specifications, Schedule.  PBS and Twin will mutually agree (such agreement not to be unreasonably withheld) to appropriate changes to the Statement of Work, including without limitation the Specifications and the Schedule, to take into account Project Problems that are not within Twin's sole control and which cause an increase in Twin's cost of or time of performance hereunder.

      2.8  PBS Assistance.  Twin's obligations hereunder to develop and deliver the Interactive Game Applications are expressly contingent upon PBS providing and/or PBS causing the respective Producer to provide the ETV Content, Acceptances and other assistance, as described in the Statement of Work and in this Agreement, on a timely basis.

    3.  Services and Resources.

      3.1  Services.  In addition to the development and delivery of the Interactive Game Applications, Twin shall provide the following services to PBS, and at PBS's request and direction, the respective Producer, during the Term (the "Services'):

        (a) Server-based hosting (with redundancy of all major components) of the Interactive Game Applications and dedicated bandwidth between the Twin server and the Service Operator(s) server sufficient to service the installed base of the Service Operator(s), such bandwidth capacity to be redundant and compliant with the Service Operator(s) technical specifications for ETV Content as provided by PBS and/or the Service Operator(s);

        (b) Twin will post versions of the Interactive Game Applications during their development on a private and secure web site for PBS's, and at PBS's request and direction, the respective Producer's, review and comment, and Twin will notify PBS when new versions of the Interactive Game Applications will be posted;

        (c) Secure management of the Interactive Game Applications from Twin's server, including industry acceptable encryption and authentication protocols;

        (d) Technical support to PBS's Project Manager, and at PBS's request and direction, the respective Producer, during Twin's normal business hours, and an emergency number to Twin's "Network Operation Center"' after hours, for the Interactive Game Applications, consisting of troubleshooting problems that are related to the PBS Version Game Code, Existing Twin Game Code and Twin Back-End Game Code, and the distribution, network and any other areas which affect usability or performance of the Interactive Game Applications, to the extent they are within Twin's remedial control; and

        (e) Twin will use reasonable efforts to provide the hardware and software necessary to test, monitor and troubleshoot the Interactive Game Applications, excluding emulators and set-top boxes provided by third parties.

      3.2  Resources.  Twin shall provide its own staff and internal resources to develop the Interactive Game Applications and provide the Services, consisting of (a) an interactive producer responsible for managing the Interactive Game Applications development process internally, and working with PBS and the Producer to ensure mutually agreed-upon quality standards are met throughout the process; (b) a game developer who is responsible for creating and testing the Interactive Game Applications; (c) a graphic artist who creates on-screen graphic enhancements for the Interactive Game Applications; (d) an associate producer responsible for managing

  Episodes of the Interactive Game Applications; and (e) a technologist to oversee technical implementation of the Interactive Game Applications across the development platforms.

    4.  Non-Exclusivity; Ownership and Licenses.

      4.1  Non-Exclusivity.  PBS acknowledges that Twin is in the business of providing similar services to a variety of clients. PBS and Twin agree that the relationship established between PBS and Twin by this Agreement is non-exclusive, but, provisions of this Section 4.1 shall not relieve Twin of any obligations under this Agreement. Twin agrees, however, that it shall not make available to any Producer, public television entity or Service Operator any Interactive Game Application(s) without the prior written agreement of PBS.

      4.2  PBS Ownership and Licenses.

        (a) ETV Content, PBS Version Game Code, Derivative Works and Proprietary Materials.

          (i)  As between PBS and Twin, except for the limited rights and licenses expressly granted by PBS to Twin under this Agreement, PBS owns and shall continue to own, all right, title, and interest in and to the ETV Content. Twin agrees that any modifications and/or derivative works made from the ETV Content that are developed by Twin for inclusion in the Interactive Game Applications (the "Derivative Works"), the PBS Version Game Code, and any other materials developed by Twin for inclusion in the Interactive Game Applications (the "Proprietary Materials"), shall be deemed "works made for hire" of PBS under the U.S. copyright laws or any similar laws of the applicable jurisdiction, to the extent permitted by law, and shall at all times be the sole and exclusive property of PBS. Where any such Derivative Works, PBS Version Game Code and/or Proprietary Materials do not qualify as "works made for hire," Twin hereby irrevocably transfers and assigns to PBS any and all of its right, title and interest in and to, including but not limited to copyright, patent rights, trade secrets and trademarks. Twin shall cooperate and obligate Twin Personnel (defined in Section 15.2) to cooperate in executing and delivery any assignments or other documents necessary to give effect to the rights granted to PBS hereunder. Twin hereby irrevocably transfers and assigns to PBS any and all rights to claim authorship of the Derivative Works, PBS Version Game Code and/or Proprietary Materials and any right to object to any distortion or other modification of the Derivative Works, PBS Version Game Code and/or Proprietary Materials and any similar right existing under the law of any country in the world, or under any treaty ("Moral Rights") that Twin may have in the Derivative Works, PBS Version Game Code and/or Proprietary Materials and hereby forever waives and agrees never to assert against PBS any and all Moral Rights Twin may have therein.

          (ii) In consideration of the development of the Interactive Game Applications and the Services provided by Twin, PBS hereby grants to Twin, during the Term, a non-exclusive, non-transferable, non-sublicensable, right and license (subject to Section 11) to use, copy and display the ETV Content, Derivative Works, PBS Version Game Code and Proprietary Materials, and to create derivative works based on the ETV Content, only for the following purposes: (a) to develop the Interactive Game Applications for PBS and/or the respective Producer, (b) to provide the Services set forth herein; (c) to demonstrate the Interactive Game Applications in private screenings to prospective clients, and to demonstrate the Interactive Game Applications at the Western Cable Show, National Associations of Broadcasters Convention, National Cable Television Association Convention, and Liberate conferences. Demonstration at any other interactive TV conferences must be mutually agreed upon between PBS and Twin in advance in writing. PBS reserves for itself any rights not expressly granted herein.

          (iii) In consideration of the development of the Interactive Game Applications and the Services provided by Twin, PBS hereby grants to Twin a non-exclusive, transferable, royalty-free, perpetual, irrevocable right and license to use, copy, distribute, transmit, perform or display any portion of the PBS Version Game Code, and create derivative works based thereof; provided that Twin does not have a license to copy, distribute, transmit, perform or display the PBS Version Game Code in its entirety or sufficient portions of the PBS Version Game Code to replicate the look and feel of any Interactive Game Application created pursuant to this Agreement. Notwithstanding anything herein to the contrary, the foregoing license shall not be construed to permit Twin to use the ETV Content, the Derivative Works or the Proprietary Materials beyond the Term.

        (b) PBS Trademarks. In consideration of the development of the Interactive Game Applications and the Services provided by Twin, PBS shall grant to Twin a limited trademark license as set forth in the trademark license agreement attached hereto as Exhibit B (the "Trademark License Agreement"), to display the PBS Logos (as defined in the Trademark License Agreement) in the Interactive Game Applications and in promotional materials for the Interactive Game Applications (including, but not limited to, any promotional booth where Twin is demonstrating the Interactive Game Applications), and such use shall be governed by the terms and conditions of the Trademark License Agreement. Twin shall include the PBS Logos in Interactive Game Applications developed for PBS hereunder and in promotional materials associated with such Interactive Game Applications.

        (c) Viewer Data. As between PBS and Twin, PBS shall own all right, title and interest in and to any and all data collected by Twin regarding viewers of the Interactive Game Applications (including without limitation any personally identifiable, sensitive data related to or about such viewer) (the "Viewer Data"), and Twin hereby irrevocably assigns and transfers to PBS any and all of its right, title and interest, if any, in and to the Viewer Data. Notwithstanding the foregoing, Twin shall have the right to use the Viewer Data in order to satisfy its obligations under Section 7 of this Agreement, but otherwise shall not use or disclose the Viewer Data to any third party, other than a Producer at PBS's direction. Twin shall not be liable for any action or claim arising from use of the Viewer Data by PBS or any third party granted access or use of the Viewer Data by PBS.

      4.3  Twin Ownership and Licenses.

        (a) Existing Twin Game Code, Twin Back-End Game Code and Twin Infrastructure.

          (i)  As between PBS and Twin, except for the limited rights and licenses expressly granted by Twin to PBS under this Agreement, Twin owns and shall continue to own the Existing Twin Game Code, Twin Back-End Game Code and Twin Infrastructure, and all modifications and/or derivative works thereof or thereto, whether made pursuant to this Agreement or otherwise, except for the PBS Version Game Code.

          (ii) In consideration of the rights granted to Twin under this Agreement, Twin hereby grants to PBS a non-exclusive, non-transferable, non-sublicensable, right and license during the Term to use, copy, display and create derivative works based on the Existing Twin Game Code and Twin Back-End Game Code only for the purpose of developing and distributing the Interactive Game Applications.

        (b) Two Way Authoring Technology. PBS acknowledges that Two Way TV and Twin have not yet reached mutually agreeable terms to sublicense the Two Way Authoring Technology to PBS and Producers. However, during the Term of this Agreement, Twin will use commercially reasonable efforts to secure such licensing rights from Two Way TV. In the event that Twin secures such licensing rights from Two Way TV, Twin shall promptly grant license to PBS, and no more than fifteen (15) Producers (as identified by PBS), at no cost, to use the Two Way Authoring Technology and accompanying documentation, training documentation and training materials solely to enable PBS and Producers to continue (i) producing interactive games on the Twin platform; and (ii) to author new PBS program-related content for, and manage the existing content in the Interactive Game Applications on, Twin-enabled platforms, during the Term and for a one-year period thereafter (hereinafter "Two Way Authoring Technology

    License"). Twin and PBS shall cooperate in good faith to negotiate the terms and conditions of the Two Way Authoring Technology License, provided that (x) PBS shall not be obligated to produce a minimum amount of ETV Content; and (y) PBS shall have the right to determine any ETV Content so long as such ETV Content is compatible with Twin's business and product offering. Twin will use commercially reasonable efforts to give PBS access to Twin's internal network for the sole purpose of allowing PBS to modify only the ETV Content (but not any software codes, including, but not limited to, PBS Version Game Code, Existing Twin Game Code and Twin Back-End Game Code). Subject to Twin obtaining the aforementioned license from Two Way TV, the license to PBS shall be granted no later than when Twin has provided the Two Way Authoring Technology to any other content producer or distributor authoring content on Twin-enabled platforms in the United States. In addition, at PBS's request, Twin will inform PBS in writing of any third party authoring tools, of which Twin has knowledge, that are necessary for the operation and/or modification of the Interactive Game Applications. Upon licensing the Two Way TV Authoring Tools to PBS or a Producer, Twin shall provide PBS or the Producer, at no cost, with training to enable future maintenance and use of the Interactive Game Applications by PBS or the Producer on Twin-enabled platforms. In addition, in the event that Twin licenses the Two Way TV Authoring Tools to PBS as provided hereunder, Twin shall extend the Term of the license to the Existing Twin Game Code, Twin Back-End Game Code, and Twin Infrastructure granted herein to be coterminous with the Two Way Authoring Technology License.

        (c) Twin Trademarks. In consideration of the rights granted to Twin under this Agreement, Twin shall grant to PBS a limited trademark license as set forth in the Trademark License Agreement to display the Twin Logos (as defined in the Trademark License Agreement) in the Interactive Game Applications and in promotional materials for the Interactive Game Applications (including, but not limited to, any promotional booth where Twin is demonstrating the Interactive Game Applications), and such use shall be governed by the terms and conditions of the Trademark License Agreement. Twin shall include the Twin Logos in Interactive Game Applications developed for PBS hereunder and in promotional materials associated with such Interactive Game Applications. The prominence and placement of such Twin Logos in Interactive Game Applications shall be subject to PBS's prior approval, which approval shall not be unreasonably withheld.

    5.  Joint Promotion.  PBS agrees to support Twin's promotion of the Interactive Game Applications at trade shows, and such promotion shall include the placement of the PBS Logo in Twin's booth and a PBS-branded listing in Twin's on-screen menus that enables viewers to select the PBS Interactive Game Application, where feasible, provided such PBS listing receives comparable prominence and visibility as other games on the service, Twin agrees that it shall use commercially reasonable efforts to display the Interactive Game Application and the PBS Logo in other booths where Twin is demonstrating its services. The use of the PBS Logo pursuant to this Section 5 shall be subject to Section 4.2(b) of this Agreement.

    6.  Distribution.  Twin shall not under any circumstances broadcast or distribute the Interactive Game Applications via a Service Operator or any other transmission means without the prior written consent from PBS. Prior to entering into a distribution agreement for interactive games with any Service Operator, Twin shall notify PBS in writing of the opportunity to enter into a separate agreement with Twin to distribute the Interactive Game Applications. PBS shall provide Twin with written notification of its desire to enter into such a separate distribution agreement for the Interactive Game Applications within 30 days of its receipt of such notification from Twin. Should PBS provide such notification, PBS and Twin shall negotiate separate terms for such distribution, including, but not limited to an agreement between PBS and Twin that sets forth policy surrounding the on-screen treatment of the Interactive Game Applications as displayed by the Service Operator. Irrespective of PBS's decision to distribute the Interactive Game Applications through Twin, Twin shall not limit in any way PBS's ability to negotiate independently with Service Operators regarding the Interactive Game

Applications and/or any other ETV content. Notwithstanding anything in this Section 6 to the contrary, Twin shall not be precluded from entering into an agreement with any Service Operator for the distribution of interactive games that do not include the Interactive Game Applications.

    7.  Usage Reports.  When made available by the Service Operator(s): (i) Twin shall provide PBS and the respective Producer with monthly aggregate viewer usage reports which reflect total exposure to an Interactive Game by a viewer during the prior month, and (ii) Twin shall provide PBS with access to raw viewer usage data 24 hours a day, 7 days a week.

    8.  Viewer Privacy.  With regard to the Interactive Game Applications, Twin shall comply with PBS's privacy policy located at http://www.pbs.org/aboutsite/privacy and shall include a substantially similar privacy policy at its hosting site to be accessible by all viewers and users of the Interactive Game Applications. In addition, with regard to the Interactive Game Applications, Twin shall comply with the PBS kids privacy policy located at http://www.pbs.org/kids/privacy, and with applicable laws and regulations concerning privacy, advertising and children's content, including the federal Children's Online Privacy Protection Act (COPPA), and shall include a substantially similar privacy policy at its hosting site to be accessible by all viewers and users of the Interactive Game Applications. Twin shall also, with regard to the Interactive Game Applications, comply with PBS's "Guidelines for Web Sponsorship and Commerce on Kids Sites," which PBS shall provide to Twin prior to the execution of this Agreement. Twin shall not request, use or provide to any third party any personally identifiable information of a child viewer without prior written parental consent.

    9.  Advertising and Sponsorship Policies.  If PBS and Twin enter into a distribution agreement for Twin to distribute the Interactive Game Applications through a Service Operator, Twin will prohibit the Service Operator from displaying any advertising in or around any children's content (including any advertisements or acknowledgements) that is a part of or associated with the Interactive Game Applications that does not comply with PBS's Underwriting Policy and all applicable laws and regulations.

    10.  Universal Access; Compliance with Contest Law and Regulations.  During the Term, if the Interactive Game Applications are distributed through a Service Operator by Twin, they shall be offered at no cost to the viewer/user unless otherwise agreed upon in writing by PBS. Furthermore, no prizes shall be awarded to users of the Interactive Game Applications and Twin shall be responsible for compliance with applicable contest/sweepstake law and regulations with regard to the Interactive Game Applications. Viewers shall be offered the Interactive Game Applications with comparable visibility as other interactive games developed by Twin and displayed on the Service Operator's user interface.

    11.  Editorial Control.  PBS and/or the respective Producer shall retain complete editorial control over the ETV Content and shall have the final right to approve any and all content that is included with or surrounds the Interactive Game Applications. PBS shall have the right, in its sole discretion to revoke the license granted to Twin in Section 4.2(a)(ii) of this Agreement if the ETV Content and/or an Interactive Game Application is used by Twin in a manner that is inconsistent with PBS's mission, including advertising policies or the respective Producer's quality standards, after notifying Twin in writing of its objection and Twin's failure to cease such use within ten (10) days of receiving such notice. PBS shall have the right to require the removal of particular ETV Content from an Interactive Game Application if (i) the ETV Content conflicts with FCC regulations for public television or if the game jeopardizes PBS's non-commercial status in any way, (ii) the program from which the ETV Content is derived is withdrawn from the PBS National Programming Service (NPS), or (iii) PBS's relationship with the ETV Content Producer is severed or disrupted so that delivery of ETV Content, Acceptances and/or assistance to Twin is significantly delayed. If PBS requires the removal of particular ETV Content as contemplated by the previous sentence, PBS shall have the option of substituting other ETV Content in place of the removed ETV Content, and Twin and PBS will mutually agree (such agreement not to be unreasonably withheld) to appropriate changes to the Statement of Work, including without limitation to the Specifications and the Schedule.

    12.  International.  PBS, in coordination with the respective Producer, may work with Twin to seek mutually beneficial international licensing opportunities for the Interactive Game Applications. Twin shall provide PBS advanced notification of any discussions with international companies regarding the licensing of the Interactive Game Applications.

    13.  Term.  The term of this Agreement shall begin on October 18, 2000 and will continue through and including October 17, 2002, subject to early termination as set forth in Section 16 hereof (the "Term").

    14.  Reimbursement of Expenses.  From time to time, PBS and Twin may mutually agree that certain expenditures by Twin are required in order to perform the services set forth herein. PBS shall not reimburse Twin for travel or any other expenses incurred by or disbursements made by Twin in performing any service under this Agreement, unless previously authorized in writing by PBS.

    15.  Independent Contractor.

      15.1 Twin and Twin Personnel (defined in Section 15.2) shall be available to PBS as an independent contractor during the Term, subject to the terms and conditions set forth herein. Twin shall have sole control of the manner and means of performing the Services.

      15.2 Twin acknowledges that neither Twin nor any of Twin's professionals, employees, representatives, subcontractors and other agents ("Twin Personnel") shall be deemed to be an employee of PBS. Twin shall be solely responsible for Twin Personnel, who act at Twin's own risk, expense, and supervision. Twin is solely responsible for compensating all Twin Personnel for performance of the Services and for the payment of all commissions, taxes, including social security, unemployment taxes, income taxes, worker's compensation taxes, insurance and similar or related taxes, and for the withholding of any and all deductions required by law. No Twin Personnel shall be entitled to any PBS benefits, including life insurance, death benefits, accident or health insurance, qualified pension or retirement plans or other employee benefits.

      15.3 Twin agrees to indemnify, defend and hold harmless PBS and its directors, officers, employees, agents or other representatives from and against any liability, claims and demands made against PBS, including costs and attorneys fees, in connection with Twin's failure to pay to Twin Personnel any commissions, unemployment and disability insurance, social security, income tax and other withholdings, deductions and payments required by Federal or state laws.

    16.  Termination.

      16.1 PBS and Twin shall each have the right to terminate this Agreement immediately in the event that the other party materially breaches this Agreement, and does not cure such breach within thirty (30) days upon receipt of written notification from the non-breaching party.

      16.2 Upon such termination, Twin shall return or deliver immediately to PBS all ETV Content, Derivative Works, Proprietary Materials, PBS Version Game Code, PBS Confidential Information and other materials owned by or received from PBS, and PBS shall return immediately to Twin all Existing Twin Game Code, Twin Back-End Game Code, Twin Infrastructure, Twin Confidential Information and other materials owned by or received from Twin.

    17.  Confidentiality.

      17.1 The parties acknowledge that during the Term, a party may be given access to or come into possession of, information of the disclosing party, which information contains or includes trade secrets, proprietary information or data or other confidential information (the "Confidential Information"). Confidential Information includes information, materials, products, viewer data, the Interactive Game Applications, the PBS Version Game Code, the Existing Twin Game Code, the Twin Back-End Game Code, the Two Way Authoring Technology and other deliverables developed, tools, software code, and documents or other materials created by a disclosing party, during the Term. Except to the extent necessary to perform this Agreement, during the Term, and for a period of three (3) years thereafter, a receiving party agrees not to use or disclose to any third party, and agrees to hold in confidence all such Confidential Information, unless compelled to disclose it by law. If disclosure of any Confidential Information is required by law, the receiving party will promptly notify the disclosing party of such requirement before making any disclosure, and will assist the disclosing part in seeking any protective order or other appropriate remedy the disclosing party may elect to pursue. "Confidential Information" shall not include the following: (i) information that at the time of disclosure was in the public domain, (ii) information that became part of the public domain by means other than the receiving party's disclosure, (iii) information that was disclosed by a disclosing party to a third party without obligation of confidentiality, and (iv) information that was known to a receiving party prior to the time the receiving party entered into this Agreement as evidenced by documentation possessed by the receiving party. Twin will cause all Twin personnel to abide by this Section, and PBS will cause all PBS employees, agents and representatives to abide by this Section.

      17.2 A receiving party shall protect all Confidential Information from unauthorized disclosure with the same degree of care, but no less than reasonable care, as the receiving party uses to protect its own confidential and proprietary business information. Upon request of the disclosing party or upon expiration or termination of this Agreement, the receiving party agrees to promptly return to the disclosing party, as requested in writing by the disclosing party, all Confidential Information, and all copies thereof, and all other papers, materials and other properties of the disclosing party held by the receiving party and any information furnished to the disclosing party by third parties pursuant to Section 17.3 below.

      17.3 If a disclosing party enters into confidentiality agreements with potential business associates, copies of which have been furnished to the receiving party, the receiving party agrees that this obligation shall extend to all information, knowledge, or other data provided to a disclosing party by such third parties.

    18.  Twin's Warranties and Covenants.

        (a) Representation and Warranty of No Infringement and Indemnification. Twin represents and warrants that the Interactive Game Applications, excluding the ETV Content (the "Warranted Materials"), will not infringe any patent, copyright or trademark or any other proprietary rights of a third party or constitute a misuse or misappropriation of a trade secret of a third party. Twin shall indemnify and hold harmless PBS from and against any and all losses, damages, claims, demands, debts, liabilities and expenses (including costs and reasonable attorneys' fees) arising from or in connection with any and all third party claims that the Warranted Materials infringe any patent, copyright or trademark or any other proprietary rights of a third party or constitute a misuse or misappropriation of a trade secret of a third party. PBS shall notify Twin promptly in writing of any action brought against PBS based on an allegation that PBS's use of the Warranted Materials infringes any proprietary right of a third party, or constitutes misuse or misappropriation of a trade secret of a third party. Twin will defend such action at its sole expense and will pay any costs incurred by PBS, including reasonable attorneys' fees, and the costs and damages in connection with such action, including settling such action, provided that Twin shall have the sole control of the defense of any such action, all negotiations and/or its settlement, and PBS cooperates with Twin in such defense. If a final injunction is obtained against PBS prohibiting the use of the Warranted Materials by reason of an infringement, Twin may at its option and expense within sixty (60) days either (i) procure for PBS the right to continue to use the Warranted Materials that are infringing, or (ii) replace or modify the Warranted Materials to make the use non-infringing while being capable of performing the same function. If neither option is reasonably available to Twin, then PBS, at PBS's option, may terminate this Agreement and any licenses granted to Twin. The exercise of such option by Twin and/or such termination by PBS shall not affect Twin's obligations under this Section.

        (b) Other Warranties and Covenants. Twin represents and warrants that (i) it has the fall power, legal capacity and authority to enter into this Agreement and to carry out its terms; (ii) it has all the rights necessary to grant the rights to PBS in this Agreement; and (iii) all Interactive Game Applications and PBS Version Game Code will be furnished free and clear of any claims, demands, liens and encumbrances which might interfere with their use as contemplated herein and any exercise of such rights by PBS will not require any compensation or payment by PBS to any party. Twin covenants and agrees that it shall be responsible for ensuring that the Services are provided in compliance with all applicable laws and regulations, including any contest/sweepstakes law and regulations, FTC regulations and guidelines concerning privacy and FCC regulations. Twin also covenants and agrees that any Services will comply with the PBS Underwriting Policy, which shall be provided by PBS to Twin prior to the execution of this Agreement.

        (c) THE WARRANTIES OF TWIN SET FORTH IN THIS SECTION 18 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES WHETHER WRITTEN, ORAL, EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

    19.  PBS's Warranties and Covenants.

        (a) Representation and Warranty of No Infringement and Indemnification. PBS represents and warrants that the TV Content will not infringe any patent, copyright or trademark or any other proprietary rights of a third party or constitute a misuse or misappropriation of a trade secret of a third party. PBS shall indemnify and hold harmless Twin from and against any and all losses, damages, claims, demands, debts, liabilities and expenses (including costs and reasonable attorneys' fees) arising from or in connection with any and all third party claims that the ETV Content infringes any patent, copyright or trademark or any other proprietary rights of a third party or constitutes a misuse or misappropriation of a trade secret of a third party. Twin shall notify PBS promptly in writing of any action brought against Twin by a third party based on an allegation that Twin's use of the ETV Content infringes any proprietary right of a third party, or constitutes misuse or misappropriation of a trade secret of a third party. PBS will defend such action by a third party at its sole expense and will pay any costs incurred by Twin, including reasonable attorneys' fees, and the costs and damages in connection with such action, including settling such action, provided that PBS shall have the sole control of the defense of any such action, all negotiations and/or its settlement, and Twin cooperates with PBS in such defense. If a final injunction is obtained against Twin prohibiting the use of the ETV Content by reason of an infringement, PBS may at its option and expense within sixty (60) days either (i) procure for Twin the right to continue to use the ETV Content that is infringing, or (ii) replace or modify the ETV Content to make the use non-infringing while being capable of performing the same function. If neither option is reasonably available to PBS, then Twin, at Twin's option, may terminate this Agreement and any licenses granted to PBS. Such termination shall not affect PBS's obligations under this Section.

        (b) PBS's Other Warranties and Covenants. PBS represents and warrants that (i) it has the full power, legal capacity and authority to enter into this Agreement and to carry out its terms, (ii) it has all the rights necessary to grant the rights to Twin in this Agreement; and (iii) the ETV Content, Derivative Works, PBS Version Game Code and Proprietary Materials will be licensed to Twin free and clear of any claims, demands, liens and encumbrances which might interfere with its use as contemplated herein and any exercise of such rights by Twin will not require any compensation or payment by Twin to any party.

        (c) THE WARRANTIES OF PBS SET FORTH IN THIS SECTION 19 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES WHETHER WRITTEN, ORAL, EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

    20.  Notices.  All notices and other communications required or permitted to be given by this Agreement shall be in writing and shall be deemed received if and when either hand delivered and a signed receipt is given thereof, mailed by registered or certified U.S. mail, return receipt requested, postage prepaid, or telefaxed, return acknowledgment requested, addressed as follows:

If to PBS:	PBS 1320 Braddock Place Alexandria, Virginia 22314 Attention: Deron Triff Copy to: General Counsel's Office
If to Twin:	Twin Entertainment, Inc. 4929 Wilshire Boulevard, Suite 930 Los Angeles, California 90010 Attention: Robert J. Regan
Copy to:	Morrison & Foerster LLP 555 West 5th Street, Suite 3500 Los Angeles, California 90013 Attention: Derek H. Wilson, Esq.
or at such other address as either party hereto shall notify the other of in writing.

    21.  Limitation of Liability.  UNDER NO CIRCUMSTANCES WILL THE PARTIES BE LIABLE TO ONE ANOTHER OR TO ANY OTHER PERSON, WHETHER IN CONTRACT, WARRANTY, TORT OR OTHERWISE, FOR THE COST OF COVER OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

    22.  Miscellaneous.

      22.1  Records.  Twin agrees to maintain accurate records with regard to any and all expenses incurred pursuant to this Agreement that are reimbursed by PBS, and shall retain such records and make the same available to PBS upon request for a period of one (1) year after termination of this Agreement.

      22.2  Relationship.  Neither party shall have authority to act as agent for the other party or bind or obligate the other party in any respect.

      22.3  Survival.  The provisions of Sections 1, 4.2(a)(i), 4.3(a), 15.3, 16.2, 17, 18, 19, 21, and 22 shall survive termination or expiration of this Agreement.

      22.4  Governing Law.  This Agreement and the relationship among the parties shall be construed under and governed by the laws of the Commonwealth of Virginia without regard to the conflict of laws rules thereof, and shall take effect as if executed and performed in the City of Alexandria, Virginia.

      22.5  Entire Agreement.  This Agreement, including Schedule 1, Exhibit A and Exhibit B hereto, constitute the entire understanding between the parties with respect to the subject matter hereof, supersedes all previous written or verbal agreements between the parties, including but not limited to all representations, warranties, statements, correspondence, purchase orders, and understandings previously made by Twin or PBS with respect to the subject matter of this Agreement, and may not be modified except by a written agreement signed by both parties.

      22.6  No Waiver.  Any waiver or alleged waiver of any breach or term of this Agreement shall not constitute a waiver of any other breach or term hereof.

      22.7  No Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party.

      22.8  Headings.  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

      22.9  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      22.10  Insurance.  Twin shall maintain during the Term, at its own expense, the following insurance coverage: (i) Commercial General Liability insurance, in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate, except products/completed operations, which is in the amount of $2,000,000 per occurrence; and (ii) All Property insurance, in amounts up to $110,000 per occurrence. Upon request, Twin agrees to provide PBS with a Certificate of Insurance evidencing such insurance coverage.

      22.11  Publicity.  Except as otherwise set forth herein, Twin shall not issue any press releases or other promotional materials regarding this Agreement that identify PBS without obtaining PBS' prior written approval, such approval not to be unreasonably withheld or delayed by PBS.

      22.12  Severability.  If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such terms or provisions shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

      22.13  Compensation.  In lieu of monetary payment to Twin for its Services, PBS is providing certain in-kind compensation which includes licensing the ETV Content and the PBS Logo to Twin and providing Twin with promotional assistance described in Section 5 of this Agreement. In exchange for such valuable in-kind compensation, Twin will develop the Interactive Game Applications and provide the Services set forth in this Agreement to PBS.

    IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the day and year first above written.

TWIN ENTERTAINMENT INC.	PUBLIC BROADCASTING SERVICE
/s/ ROBERT J. REGAN Robert J. Regan President/COO	/s/ CINDY JOHANSON Cindy Johanson Senior Vice President, Internet & Broadband Services

SCHEDULE 1

NOW-EXISTING TWIN GAME APPLICATIONS

TWIN

ENTERTAINMENT

    This list of game applications is not exhaustive and is provided for illustrative purposes only. It does not reflect new concepts, game code and projects in development, projects not to be disclosed under confidentiality agreements, applications inadvertently omitted from the list, and future projects developed by TWIN and/or Two Way TV that are not being developed with PBS and or its respective Producers (hereinafter referred to as "Unlisted Twin Game Applications"). All Unlisted Twin Game Applications shall be considered to be part of the Existing Twin Game Code pursuant to Section 1.6 of this Agreement.

1.
Anorak!

  An on-demand/scheduled game where players answer in-depth questions on specific subjects.

2.
Armchair Manager

  Sports fans can buy, sell and trade players as they put together and manager their fantasy team.

3.
Blank Space

  An on-demand/scheduled application in which players answer a series of word puzzles.

4.
BrainScan

  Trivia that provides a quick test of mental abilities.

5.
Deal With It!

  Solitaire meets Poker in this game of making hands both vertically and diagonally on a grid.

6.
Double Die

  Players must fill up a table with poker hands based on rolls of the dice.

7.
Fruity4Some

  A multi-player variation of "tic-tac-toe" In which players compete against each other to get four in a row.

8.
Minefield

  An on-demand/scheduled game in which players select answers from a grid.

9.
Odds On

  An on-demand/scheduled game in which players stake points on how sure they are of an answer.

10.
On The Case

  An on-demand/scheduled detective game where players answer in-depth questions on specific subjects.

11.
Puzzled

  Players must solve a picture puzzle.

12.
Sports Anorak!

  An on-demand/scheduled game where players answer in-depth questions on specific sports-related subjects.

13.
Spot The Difference

  Players must "spot the difference" between pictures which, at a glance, look identical.

14.
Spread 'em

  Players Buy and Sell around spreads on a series of questions.

15.
String 'em In

  An on-demand/scheduled game in which players create a grid of 200 random letters.

16.
The Week in Sport

  An on-demand/scheduled game with questions focused on the week's sporting events.

17.
The Week on TV

  An on-demand/scheduled game with questions for the avid TV fan.

18.
TWIN Today

  A comprehensive onscreen magazine linking users to the games, produced by TWIN Entertainment.

19.
Two Way Today

  A comprehensive onscreen magazine linking users to the games, produced in-house by Two Way TV.

20.
Two Way Triv

  A 40 question on-demand/scheduled quiz.

21.
Two Way Triv Sports

  A 40 question on-demand/scheduled sports quiz.

22.
War Of The Words

  Ten rounds of word puzzles in which players have one minute to make words.

23.
Word Up!

  A series of puzzle games offering three grids to be solved against the clock.

24.
TV Game Show Applications Suite:

  Developed for pre-taped televised game shows, this application features elements which are common to every game show: answer selection processes, timers and scoring, surveys and answer feedback.

25.
PlayLive Applications Suite:

  Designed for real time interaction with live televised sports, special events and awards shows, the PlayLive Applications utilize several elements including Predictions, Polling, Scoring and Wagering.

26.
Lifestyle and Reality Program Applications Suite:

  Combining application features present in both the Game Show and PlayLive Suites, the Lifestyle and Reality Program Applications offer compelling interactive enhancements for these wide-ranging genres.

EXHIBIT A

STATEMENT OF WORK

QuickLinks

INTERACTIVE GAME DEVELOPMENT AGREEMENT FOR ENHANCED TV
SCHEDULE 1 NOW-EXISTING TWIN GAME APPLICATIONS TWIN ENTERTAINMENT
EXHIBIT A STATEMENT OF WORK